Exhibit 99.1



                     TAL International Group, Inc. Reports
                   Fourth Quarter 2006 and Full Year Results


    PURCHASE, N.Y.--(BUSINESS WIRE)--March. 6, 2007--TAL International Group, Inc. (NYSE: TAL), one of the world's largest lessors of intermodal freight containers and chassis, reported results for the fourth quarter and twelve months ended December 31, 2006.

    Pre-tax income for the fourth quarter of 2006 was $23.1 million compared to $4.6 million in the prior year quarter. Adjusted pre-tax income (1) for the quarter, excluding unrealized (gains) losses on interest rate swaps and other non-operational items, was $22.8 million compared to $18.5 million in the fourth quarter of 2005. Please see page 9 for a detailed reconciliation of adjusted pre-tax income. The company focuses on pre-tax results as it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on the existing container fleet and planned future equipment purchases.

    Total revenues for the fourth quarter of 2006 were $78.1 million compared to $79.4 million in the fourth quarter of 2005. EBITDA (3) was $61.5 million for the quarter versus $59.4 million in the prior year period. Adjusted EBITDA (3) was $61.2 million for the quarter versus $59.6 million in last year's fourth quarter. Please see page 8 for a detailed reconciliation of EBITDA and adjusted EBITDA.

    Net income for the fourth quarter of 2006 was $14.9 million, or $0.45 per fully diluted common share, versus $1.7 million in the prior year quarter. Adjusted net income (2) for the quarter, excluding unrealized (gains) losses on interest rate swaps and other non-operational items was $14.7 million, or $0.44 per fully diluted common share, compared to $11.9 million in the fourth quarter of 2005. Please see page 9 for a detailed reconciliation of adjusted net income.

    "We are very pleased with our fourth quarter operating results" commented Brian M. Sondey, President and CEO of TAL. "Strong peak-season demand for refrigerated containers along with resilient dry container utilization contributed to a 2% increase from the third quarter in our fleet-wide utilization to 93%, and supported higher leasing revenue. Additionally, an increase in new container prices helped facilitate strong selling prices for our used containers, and we generated solid gains on the sale of our older equipment."

    Mr. Sondey continued, "While our results for the fourth quarter primarily reflect the strong performance of our major business drivers, our reported results were also positively impacted by certain items that are part of the normal course of our business but tend not to occur within a predictable pattern. These items include a gain related to a finance lease transaction for certain of our older containers as well as a gain resulting from an unusually large number of containers reported lost by several customers. We estimate that, in total, these items had a favorable impact on our fourth quarter operating results in the range of $0.03 to $0.04 per fully diluted share."

    Pre-tax income for the year ended December 31, 2006 was $65.5 million compared to $17.1 million for the prior year. Adjusted pre-tax income (1) for the full twelve months of 2006 was $76.2 million compared to $56.9 million in the comparable period of 2005.

    Total revenues for the twelve months ended December 31, 2006 were $303.4 million as compared to $318.5 million in the 2005 period. EBITDA (3) for the twelve month period ended December 31, 2006 was $219.3 million versus $248.1 million for the same period of 2005. Adjusted EBITDA (3) for the full year of 2006 was $227.6 million compared to $244.4 million for the same period last year.

    Net income for the full year of 2006 was $42.1 million, or $1.26 per fully diluted common share, as compared to net income of $9.7 million for the prior year. Adjusted net income (2) for the twelve months ended December 31, 2006 was $49.0 million, or $1.47 per fully diluted common share, compared to $36.8 million in the prior year period.

    Mr. Sondey commented, "We finished 2006 with positive operating momentum as our quarterly performance improved steadily throughout the year. The slow leasing market in 2005 for dry and refrigerated containers carried over into the early parts of 2006, but by the fourth quarter of 2006 all of our major product lines were performing well. Our ending fleet utilization increased by 4.3% during 2006 to finish at 93.5%, and our revenue-earning assets increased by 10.5% during the year. Our average lease rates decreased throughout 2006 due to volatile container prices and the completion of several large lease extension transactions, but we are already seeing the benefits of these lease extension transactions in the resilience of our utilization after the summer peak season for dry containers. We believe that our high current utilization and expanded fleet of equipment will provide support for continued profitability going forward."

    Outlook

    Mr. Sondey added, "We typically experience a decrease in our performance during the first quarter since it usually represents the seasonal low-point for dry container demand and used container sales. However, we expect that our positive operating momentum will mitigate some of the typical first quarter seasonal weakness this year, and we expect that we will likely experience less seasonal variance in 2007 than we did last year."

    For the full year of 2007, we expect to benefit from the expansion of our revenue earning assets and improved starting utilization compared to last year, though our starting average lease rates are lower. Industry analysts continue to forecast that containerized trade growth will remain in the 10% range, and we will seek to capitalize on the strong forecasted growth and our high current utilization to make significant investments in our fleet during the coming year. New container prices finished 2006 at relatively high levels, and we hope that current prices will create a favorable environment for rental rates and used container selling prices in 2007. Our investment level and lease rates may face increased pressure from aggressive pricing by an array of smaller competitors, but we are confident that we have significant operational, financial and relationship advantages compared to these smaller companies."

    Dividend

    On December 19, 2006, TAL issued a press release announcing a $0.30 per share cash dividend on its issued and outstanding common stock payable on March 9, 2007 to shareholders of record as of the close of business on February 23, 2007. As stated in the December 19, 2006 announcement, we believe the dividend will qualify as a return of capital rather than a taxable dividend for our shareholders based on current projections. However, investors should consult with a tax advisor to determine the proper tax treatment of this distribution.

    Mr. Sondey commented, "We are pleased that the cash flow fundamentals of our business continue to provide us with the ability to return a significant amount of the cash generated by the company to our shareholders. We will continue to evaluate the size of our quarterly dividend on an ongoing basis."

    Investors' Webcast

    TAL will hold a Webcast at 9 a.m. (New York time) on Wednesday, March 7th to discuss its fiscal fourth quarter and twelve month results. An archive of the Webcast will be available one hour after the live call through Friday, March 16, 2007. To access the live Webcast or archive, please visit the Company's Web site at http://www.talinternational.com.

    About TAL International Group, Inc.

    TAL is one of the world's largest lessors of intermodal freight containers and chassis with 19 offices in 11 countries and approximately 180 third party container depot facilities in 37 countries. The Company's global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL's fleet consists of approximately 640,000 containers and chassis representing approximately 1,037,000 twenty-foot equivalent units (TEU). This places TAL among the world's largest independent lessors of intermodal containers and chassis as measured by fleet size.

    Important Cautionary Information Regarding Forward-Looking
Statements

    Statements in this press release regarding TAL International Group, Inc.'s business that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 20, 2006.

    The Company's views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

    (1) Adjusted pre-tax income is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company's definition and calculation of adjusted pre-tax income is outlined in the attached schedules.

    (2) Adjusted net income is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company's definition and calculation of adjusted net income is outlined in the attached schedules.

    (3) EBITDA and Adjusted EBITDA are non-GAAP measurements we believe are useful in evaluating our operating and liquidity performance. The Company's definitions and calculations of EBITDA and Adjusted EBITDA are outlined in the attached schedules.



                    TAL INTERNATIONAL GROUP, INC.
                     Consolidated Balance Sheets
              (Dollars in thousands, except share data)

                                             December 31, December 31,
                                                 2006         2005
                                             ------------ ------------

Assets:
Cash and cash equivalents (including
 restricted cash of $14,526 in 2006)             $58,167      $27,259
Accounts receivable, net of allowances of
 $266 and $820                                    39,318       36,470
Net investment in finance leases                 152,586       73,819
Leasing equipment, net of accumulated
 depreciation and allowances of $208,756 and
 $124,543                                      1,080,523    1,036,363
Leasehold improvements and other fixed
 assets, net of accumulated depreciation and
 amortization of $2,132 and $1,312                 2,855        3,771
Equipment held for sale                           20,768       24,844
Goodwill                                          71,898       71,898
Deferred financing costs                           6,957        3,540
Other assets (including fair value of
 derivative instruments)                          22,591       26,304
                                             ------------ ------------
   Total assets                               $1,455,663   $1,304,268
                                             ============ ============
Liabilities and stockholders' equity:
Accounts payable                                 $13,273      $12,256
Accrued expenses (including fair value of
 derivative instruments)                          50,453       30,063
Income taxes payable                                 219          116
Deferred income tax liability                     34,651        9,239
Debt                                             958,317      872,627
                                             ------------ ------------
   Total liabilities                           1,056,913      924,301
Stockholders' equity:
Preferred stock, $.001 par value, 500,000
 shares authorized, none issued                       --           --
Common stock, $.001 par value, 100,000,000
 shares authorized, 33,303,031 and 32,882,208
 shares issued and outstanding, respectively          33           33
Treasury stock, at cost, 136,250 shares in
 2006                                             (2,862)          --
Additional paid-in capital                       394,440      394,389
Accumulated earnings (deficit)                     3,476      (13,737)
Accumulated other comprehensive income (loss)      3,663         (718)
                                             ------------ ------------
  Total stockholders' equity                     398,750      379,967
                                             ------------ ------------
   Total liabilities and stockholders' equity $1,455,663   $1,304,268
                                             ============ ============




                    TAL INTERNATIONAL GROUP, INC.
                Consolidated Statements of Operations
     (Dollars and shares in thousands, except earnings per share)

                                Three Months Ended Twelve Months Ended
                                   December 31,       December 31,
                                ------------------ -------------------
                                  2006     2005      2006      2005
                                --------- -------- --------- ---------

Revenues:
Leasing revenues, including
 income recognized on finance
 leases of $3,905, $2,031,
 $12,422 and $5,387 respectively $69,505  $70,322  $271,028  $285,406
Equipment trading revenue          5,992    7,071    23,665    24,244
Management fee income              1,767    1,504     6,454     6,482
Other revenues                       848      474     2,301     2,383
                                --------- -------- --------- ---------
  Total revenues                  78,112   79,371   303,448   318,515
                                --------- -------- --------- ---------
Expenses:
Equipment trading expenses         4,799    5,970    19,344    19,227
Direct operating expenses          5,461    6,479    25,114    26,907
Administrative expenses           10,003   12,309    38,012    40,671
Depreciation and amortization     26,067   27,062   103,849   115,138
Equipment rental expense              68       20       149       299
(Reversal) provision for
 doubtful accounts                   (26)      (8)     (526)      559
Net (gain) on sale of leasing
 equipment                        (3,383)  (1,532)   (6,242)   (9,665)
Write-off of deferred financing
 costs                                 -   19,190     2,367    43,503
Interest and debt expense         12,312    8,530    47,578    72,379
Unrealized (gain) loss on
 interest rate swaps                (302)  (3,524)    8,282   (12,499)
Management fees                        -      280         -     4,878
                                --------- -------- --------- ---------
  Total expenses                  54,999   74,776   237,927   301,397
                                --------- -------- --------- ---------
Income before income taxes        23,113    4,595    65,521    17,118
Income tax expense                 8,255    2,869    23,388     7,446
                                --------- -------- --------- ---------
  Net income                      14,858    1,726    42,133     9,672
Preferred stock dividends              -   (1,141)        -   (19,868)
                                --------- -------- --------- ---------
Net income (loss) applicable to
 common stockholders             $14,858     $585   $42,133  $(10,196)
                                ========= ======== ========= =========
Net income (loss) per common
 share -- Basic                    $0.45    $0.02     $1.28    $(0.68)
                                ========= ======== ========= =========
Net income (loss) per common
 share -- Diluted                  $0.45    $0.02     $1.26    $(0.68)
                                ========= ======== ========= =========
Weighted average number of
 common shares outstanding --
 Basic                            33,167   28,938    32,987    14,913
Weighted average number of
 common shares outstanding --
 Diluted                          33,354   29,427    33,430    14,913
Cash dividends paid per common
 share                             $0.25        -     $0.45         -


    Non-GAAP Financial Measures

    We use the terms "EBITDA", "Adjusted EBITDA", "Adjusted Pre-tax Income", and "Adjusted Net Income" throughout this press release. EBITDA is defined as net income (loss) before interest and debt expense, write-off of deferred financing costs, income tax expense (benefit) and depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted EBITDA excludes unrealized (gain) loss on interest rate swaps, management fees, and write-off of unearned compensation.

    Adjusted Pre-tax Income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted Pre-tax Income excludes the unrealized
(gain) loss on interest rate swaps, write-off of deferred financing costs, excess accrued interest prior to maturity, write-off of unearned compensation, and management fees. Adjusted Net Income is defined as net income further adjusted for the items discussed above, net of tax.

    EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are not presentations made in accordance with GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with GAAP, including net income, or net cash from operating activities.

    We believe that EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are useful to an investor in evaluating our operating performance because:

    -- these measures are widely used by securities analysts and investors to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization and unrealized (gains) losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

    -- these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future (such as expenses related to management agreements which terminated upon the closing of our IPO on October 17, 2005); and

    -- these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

    We have provided reconciliations of net income, the most directly comparable GAAP measure, to EBITDA and EBITDA to Adjusted EBITDA in the tables below for the three and twelve months ended December 31, 2006 and 2005.

    Additionally, we have provided reconciliations of income before income taxes and net income, the most directly comparable GAAP measures to Adjusted Pre-tax Income and Adjusted Net Income in the tables below for the three and twelve months ended December 31, 2006 and 2005.



                    TAL INTERNATIONAL GROUP, INC.
        Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA
                        (Dollars in Thousands)

                               Three Months Ended  Twelve Months Ended
                                   December 31,        December 31,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Net income                      $14,858    $1,726   $42,133    $9,672
  Add (subtract):
    Depreciation and
     amortization                26,067    27,062   103,849   115,138
    Write-off of deferred
     financing costs                  -    19,190     2,367    43,503
    Interest and debt expense    12,312     8,530    47,578    72,379
    Income tax expense            8,255     2,869    23,388     7,446
                               --------- --------- --------- ---------
EBITDA                           61,492    59,377   219,315   248,138
                               --------- --------- --------- ---------
  Add (subtract):
    Unrealized (gain) loss on
     interest rate swaps(a)        (302)   (3,524)    8,282   (12,499)
    Management fees(b)                -       280         -     4,878
    Write-off of unearned
     compensation(c)                  -     3,427         -     3,917
                               ---------------------------------------
Adjusted EBITDA                 $61,190   $59,560  $227,597  $244,434
                               ========= ========= ========= =========

(a) Reflects the reversal of unrealized (gains) losses on interest rate swap contracts that we entered into on December 14, 2004, October 28, 2005, July 13, 2006, July 19, 2006 and November 29, 2006.
(b) Reflects the reversal of management fees of $0.3 million and $4.9 million in the three and twelve months ended December 31, 2005 payable to our affiliates pursuant to certain management agreements which terminated immediately prior to the consummation of our IPO.
(c) Reflects the write-off of unearned compensation related to the vesting of stock options granted to certain employees in April 2005, which became fully vested upon completion of the IPO.




                   TAL INTERNATIONAL GROUP, INC.
Non-GAAP Reconciliation of Adjusted Income Before Income Taxes and
                        Adjusted Net Income
                      (Dollars in Thousands)

                            Three Months Ended Twelve Months Ended
                               December 31,        December 31,
                            ------------------ --------------------
                              2006      2005     2006       2005
                            --------- -------- --------- ----------

Income before income taxes   $23,113   $4,595   $65,521    $17,118
  Add (subtract):
    Unrealized (gain) loss
     on interest rate swaps     (302)  (3,524)    8,282    (12,499)
    Write-off of deferred
     financing costs               -   19,190     2,367     43,503
    Excess accrued interest
     expense prior to
     maturity                      -   (5,419)        -          -
    Write-off of unearned
     compensation                  -    3,427         -      3,917
    Management fees                -      280         -      4,878
                            ---------------------------------------
Adjusted income before
 income taxes                $22,811  $18,549   $76,170    $56,917
                            =======================================


Net income (a)               $14,858   $1,726   $42,133     $9,672
  Add (subtract):
    Unrealized (gain) loss
     on interest rate swaps     (194)  (2,263)    5,326     (8,073)
    Write-off of deferred
     financing costs               -   12,322     1,522     28,100
    Excess accrued interest
     expense prior to
     maturity                      -   (3,480)        -          -
    Write-off of unearned
     compensation(b)               -    3,427         -      3,917
    Management fees                       180         -      3,151
                            ---------------------------------------
Adjusted net income          $14,664  $11,912   $48,981    $36,767
                            =======================================

(a) Net income adjustments are reflected net of income taxes.
(b) Not a tax-deductible item.



    CONTACT: TAL International Group, Inc.
             Jeffrey Casucci, 914-697-2900
             Vice President, Treasury and Investor Relations